Exhibit 99.1

Contact: Gilbert L. Danielson
Executive Vice President
Chief Financial Officer

Aaron Rents, Inc.
Reports Third Quarter Results
Revenues Up 20%;
Same Store Revenues Up 8.4%;
Earnings Impacted by Hurricanes
Katrina and Rita

          ATLANTA, October 27, 2005 – Aaron Rents, Inc. (NYSE: RNT), the nation’s leader in the sales and lease ownership, specialty retailing and rental of residential and office furniture, consumer electronics and home appliances and accessories, today announced revenues and earnings for the quarter ended September 30, 2005.

          Revenues for the Company increased 20% for the third quarter, including a 22% increase in the Aaron’s Sales & Lease Ownership division.  Same store revenues for the Aaron’s Sales & Lease Ownership division were up 8.4% for the third quarter compared to the same period a year ago.  Hurricanes Katrina and Rita negatively impacted earnings in the quarter.

          For the third quarter of 2005, revenues increased 20% to $278.7 million compared to $231.6 million for the same period a year ago.  Net earnings were $8.8 million versus $10.6 million for the same quarter last year.  Diluted earnings per share were $.17 compared to $.21 per share in 2004.

          For the first nine months of this year, revenues advanced 18% to $829.4 million compared to $704.4 million for the first nine months of 2004.  Net earnings for the nine months were up 12% to $43.4 million versus $38.8 million for the corresponding period last year.  Diluted earnings per share for the first nine months were $.85 for 2005 and $.77 for 2004.

          “Our third quarter results were obviously negatively affected by Hurricanes Katrina and Rita,” said R. Charles Loudermilk, Sr., Chairman and Chief Executive Officer of Aaron Rents.  “Approximately 125 of our Company-operated stores and five franchised stores in Louisiana, Mississippi, Texas, and Alabama had operations affected to some degree, with 18 of our Company-operated stores being severely impacted by these two disastrous storms.  In addition, although our revenue growth has been excellent, high energy prices, increasing operating costs, and economic uncertainties have begun to create a more difficult market environment for many of our stores.”

          Included in the third quarter and first nine months financial results was $3.9 million of the estimated loss of merchandise in customers’ homes and in stores that was either destroyed or severely damaged by Hurricanes Katrina and Rita, of which approximately $1.1 million is expected to be covered by insurance proceeds.  The net pre-tax expense recorded in the third quarter for these estimated damages was $2.8 million, or $.04 per diluted share.  The Company also estimates that property damage to stores in the affected markets will approximate $1.0 million, with insurance proceeds expected to fully cover these estimated costs.  In addition, included in other income for the third quarter is $721,000 of expected proceeds from business interruption insurance associated with the operations of the hurricane-affected stores.

          Although difficult to accurately quantify, the revenues and profitability of the stores in the four states in the hurricanes’ path were adversely affected in the third quarter beyond insurance proceeds due to the displacement of customers, business closings and interruptions, collection difficulties, salary continuation and assistance for employees, and other extra costs.

          “As we have stated before, our experience on past major hurricanes is that our business picks up three to six months after the storm occurs as customers return to their homes and need replacement furnishings,” Mr. Loudermilk, Sr. continued.  “We expect these events to result in increased business over the longer term, although the higher incidence of customer displacement caused by Hurricane Katrina in particular compared with past storms may affect this expectation.  We will continue to assess the effects of Hurricanes Katrina and Rita.”

          The Aaron’s Sales & Lease Ownership division increased its third quarter revenues 22% to $249.2 million compared to $204.3 million last year.  First nine months sales and lease ownership revenues increased 20% to $739.3 million compared to $617.2 million a year ago.

          Same store revenues (revenues earned in Company-operated stores open for the entirety of both periods) in the Aaron’s Sales & Lease Ownership division increased 8.4% during the third quarter of 2005 compared to the third quarter of 2004.  Same store revenues also increased 4.7% for Aaron’s Sales & Lease Ownership stores open over two years at the end of September 2005.

          The Company’s rent-to-rent division increased revenues 6% during the third quarter to $28.7 million compared to $27.0 million a year ago.  This division has seen a significant increase in revenues since Hurricane Katrina and revenues for the fourth quarter are expected to be up over 12%.  Due to the substantial upfront costs of rapidly delivering merchandise to customers, earnings for the division were down 13% for the quarter to $1.5 million.

          Rentals and fees for both the third quarter and the first nine months increased 21% over the previous year.  In addition, franchise royalties and fees increased 15% for the third quarter and 21% year-to-date.   Non-retail sales, which are primarily sales of rental merchandise to Aaron’s Sales & Lease Ownership franchisees, increased 19% to $43.7 million for the third quarter from $36.8 million in the comparable period in 2004 and 11% to $131.5 million for the first nine months compared to $118.6 million for the same period last year. The increases in the Company’s franchise revenues and the shipments of non-retail sales are the result of the increase in revenues of the Company’s franchisees, who collectively had revenues of $312.3 million for the first nine months of 2005, a 19% increase over the comparable prior year period.  Revenues of franchisees, however, are not revenues of Aaron Rents, Inc.

          During the third quarter the Aaron’s Sales & Lease Ownership division opened 13 new Company-operated stores, 22 new franchised stores and five RIMCO stores.  In addition, during the quarter the Company acquired seven franchised stores, three stores from independent rental operators, and purchased the accounts of two other third party stores.  The Company also closed five Company-operated stores during the quarter, four of which were in the New Orleans market.  The Company expects new store openings for Company-operated and franchised stores combined to exceed 140 in 2005, in addition to a small number of third party acquisitions.

          Through the three months and nine months ended September 30, the Company awarded area development agreements to open 13 and 50 additional franchised stores, respectively.   At the end of September there were a total of 292 franchised stores awarded that are expected to be opened over the next several years.

          At September 30 the Aaron’s Sales and Lease Ownership division had 699 Company-operated stores and 383 franchised stores, as well as eight RIMCO stores.  In addition, the Company operated 59 rent-to-rent stores.

          “Even though our customers are facing some challenges which may slightly affect our revenue growth, and the effects of the hurricanes will still linger into the fourth quarter and beyond, we still anticipate strong growth for the fourth quarter and on into 2006.  We expect in the fourth quarter of 2005 to achieve revenues in excess of $285 million, an 18% plus increase over the previous year’s quarter, and diluted earnings per share in the range of $.26 to $.29,” Mr. Loudermilk, Sr. continued.  “For the 2005 fiscal year we expect Company revenues in excess of $1.1 billion (excluding revenues of franchisees) and diluted earnings per share in the range of $1.11 to $1.14.  Our guidance for 2006 is to continue to increase our store base over 15% per year and to achieve diluted earnings per share in the range of $1.45 to $1.55.”

          Aaron Rents will hold a conference call to discuss its quarterly financial results on Thursday, October 27, 2005, at 4:30 pm Eastern Time. The public is invited to listen in to the conference call by webcast accessible through the Company’s website, www.aaronrents.com, in the “Investor Relations” section.  The webcast will be archived for playback at that same site.

          Aaron Rents, Inc. based in Atlanta, currently has more than 1,150 Company- operated and franchised stores in 46 states, Canada, and Puerto Rico for the rental and sale of residential and office furniture, accessories, consumer electronics and household appliances. The Company also manufactures furniture, bedding and accessories at 10 facilities in four states.

          “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron Rents, Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements.  These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under “Certain Factors Affecting Forward- Looking Statements” in the Company’s Annual Report on Form 10-K for fiscal 2004, which discussion is incorporated herein by this reference.  Statements in this release that are “forward-looking” include without limitation Aaron Rents’ projected revenues, earnings, and store openings for 2005 and 2006 and its statements regarding the future effects of Hurricanes Katrina and Rita.

Aaron Rents, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended September 30,		(Unaudited) Nine Months Ended September 30,

	2005	2004	2005	2004

Revenues:
Rentals and Fees	$210,951	$173,721	$626,722	$516,318
Retail Sales	14,442	13,651	43,799	42,700
Non-Retail Sales	43,709	36,831	131,492	118,602
Franchise Royalties and Fees	7,548	6,568	21,876	18,094
Other	2,017	877	5,464	8,713
Total	278,667	231,648	829,353	704,427
Costs and Expenses:
Retail Cost of Sales	9,449	9,785	29,077	30,158
Non-Retail Cost of Sales	40,639	34,253	122,361	110,268
Operating Expenses	136,003	104,864	377,236	307,615
Depreciation of Rental Merchandise	76,727	63,845	226,231	189,377
Interest	2,343	1,350	5,680	3,824
Total	265,161	214,097	760,585	641,242
Earnings Before Taxes	13,506	17,551	68,768	63,185
Income Taxes	4,663	6,904	25,383	24,336
Net Earnings	$8,843	$10,647	$43,385	$38,849
Earnings Per Share	$.18	$.21	$.87	$.78
Earnings Per Share Assuming Dilution	$.17	$.21	$.85	$.77
Weighted Average Shares Outstanding	49,861	49,711	49,807	49,557
Weighted Average Shares Outstanding Assuming Dilution	50,844	50,681	50,786	50,500

Selected Balance Sheet Data
(In thousands)

	(Unaudited) September 30, 2005	December 31, 2004

Cash	$6,753	$5,865
Accounts Receivable, Net	43,623	32,736
Rental Merchandise, Net	476,932	425,567
Property, Plant and Equipment, Net	133,899	111,118
Other Assets, Net	125,123	125,002
Total Assets	786,330	700,288
Bank Debt	54,353	45,528
Senior Notes	100,000	50,000
Total Liabilities	366,923	325,110
Shareholders’ Equity	$419,407	$375,178